Exhibit 99.1
Octave Specialty Announces Auditor Change

Audit Committee Appoints Ernst & Young LLP as Auditor for the Year Ended December 31, 2026
KPMG to Remain the Auditor for the Year Ended December 31, 2025
New York, NY December 15, 2025 (Business Wire) – Octave Specialty Group, Inc. (NYSE:OSG) today announced that as a result of a review process, the Audit Committee of its Board of Directors has approved the engagement of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2026, subject to completion of EY’s client acceptance procedures and the execution of an engagement letter. KPMG LLP (“KPMG”), the Company’s current independent registered public accounting firm, will continue as the Company’s independent registered public accounting until the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The review process was not related to any disagreement between the Company and KPMG.
About Octave
Octave Specialty Group, Inc. is a global specialty insurance firm that builds, buys, and scales niche insurance distribution and underwriting businesses. With a focus on operational excellence, disciplined growth, and innovation, Octave is creating a harmonized portfolio of companies that deliver exceptional performance and long-term value for shareholders. For more information, visit www.octavegroup.com.
Investors:
Karen Beyer
Managing Director, Investor Relations
kbeyer@octavegroup.com
Media:
Kate Smith
Director, Corporate Communications
ksmith@octavegroup.com